UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 16, 2023

Perspective Therapeutics, Inc. (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33407 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354
(Address of Principal Executive Offices) (Zip Code)

(509) 375-1202
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CATX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on June 16, 2023, the Company entered into an employment agreement with each of Johan (Thijs) Spoor, Chief Executive Officer of the Company, Jonathan Hunt, Chief Financial Officer of the Company, and Dr. Markus Puhlmann, Chief Medical Officer of the Company. The employment agreement for Mr. Hunt supersedes and replaces Mr. Hunt’s previous employment agreement dated May 24, 2021.

Each of the employment agreements is “at-will” beginning on the Effective Date. Pursuant to the terms of their respective employment agreements, Mr. Spoor shall receive an annual salary of $575,000, Mr. Hunt shall receive an annual salary of $430,000, and Dr. Puhlmann shall receive an annual salary of $460,000, payable in accordance with the Company’s standard payroll practices. Furthermore, Mr. Spoor shall receive a sign-on bonus of $21,666, Mr. Hunt shall receive a sign-on bonus of $30,000, and Dr. Puhlmann shall receive a sign-on bonus of $3,333, each payable 14 days after the Effective Date and minus applicable payroll taxes and withholdings. Additionally, each of those executives shall be eligible for a quarterly and an annual discretionary bonus as periodically established by the Compensation Committee of the Company based upon metrics that shall be established by the Compensation Committee in its sole discretion (a “Target Bonus”). Also under the employment agreements, the above-named executives are each eligible to participate in and receive stock options under the Company’s Amended and Restated 2020 Equity Incentive Plan. To date, neither Mr. Spoor nor Mr. Hunt nor Dr. Puhlmann have been granted options under their respective employment agreements. Under his previous employment agreement, Mr. Hunt was entitled to, and is still receiving, compensation based on the merger between the Company and Viewpoint Molecular Targeting, Inc., which closed on February 3, 2023, as such transaction was a Change of Control, as that term is defined in his previous employment agreement. The execution of Mr. Hunt’s new executive employment agreement does not terminate the Company’s obligation regarding such payment until it is fully satisfied.

Either the executive or the Company may terminate his employment with or without cause, for any reason or no reason, and at any time. If the executive’s employment ends based on mutual written agreement with the Company, or the executive resigns or is terminated for Cause, the Company shall pay the executive’s accrued but unpaid wages, any bonus announced but not yet paid, and approved but unreimbursed business expenses. If the executive is terminated without cause or at-will or resigns for Good Reason (as defined in the employment agreements), the Company will pay the executive’s accrued but unpaid wages, approved but unreimbursed business expenses, twelve months’ severance based on his then-current base salary, a pro-rated amount of the Target Bonus based on the number of full months the executive has been employed during the fiscal year of his termination, and COBRA premiums for up to twelve months of coverage. The above-named executives are subject to standard confidentiality provisions and a non-compete, non-solicitation covenant for a one-year period following termination of employment.

In the event of a Change of Control (as defined in the employment agreements), if the executive is not retained by the new company at the time of the Change of Control, the Company will pay the executive’s accrued but unpaid wages, approved but unreimbursed business expenses, twelve months’ severance based on his then-current base salary, a pro-rated amount of the Target Bonus based on the number of full months the executive has been employed during the fiscal year of his termination, and COBRA premiums for up to twelve months of coverage. Additionally, regardless of whether the executive is retained by the new company, the Company will pay executive 12 months’ salary based on his then-current base salary in accordance with the Company’s regular payroll practices. However, if executive’s employment with the new company terminates within 12 months of the Change of Control, executive will not be entitled to the severance pay described above other than in an amount equivalent to such portion of the Change in Control Compensation (as defined in the employment agreements) that executive has not then already received. Also, upon a Change of Control, all of the executives’ outstanding unvested equity-based awards, at the executives’ respective option, will vest and become immediately exercisable and unrestricted.

The above descriptions are only summaries of the material terms of the employment agreements, do not purport to be complete descriptions of the employment agreements, and are qualified in their entirety by reference to the employment agreements, which are filed as Exhibits 10.1, 10.2, and 10.3, and incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Executive Employment Agreement, dated June 16, 2023, by and between the Company and Johan Spoor.

10.2	Executive Employment Agreement, dated June 16, 2023, by and between the Company and Jonathan Hunt.

10.3	Executive Employment Agreement, dated June 16, 2023, by and between the Company and Dr. Markus Puhlmann.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2023

Perspective Therapeutics, Inc., a Delaware corporation

By: /s/ Johan (Thijs) Spoor
     Johan (Thijs) Spoor, CEO